Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

GENERAL GROWTH PROPERTIES ANNOUNCES COMMON STOCK DIVIDEND

CHICAGO, IL, December 20, 2010 — General Growth Properties, Inc. (“GGP”) today announced its Board of Directors has declared a common stock dividend of $0.38 per share, payable in a combination of cash and common stock. The dividend is payable on January 27, 2011, to stockholders of record on December 30, 2010. The cash component of the dividend will be limited to 10% in the aggregate.

In accordance with Internal Revenue Service procedure, stockholders may elect to receive payment of the dividend all in cash or all in common stock. To the extent that stockholders elect, in the aggregate, to receive more than 10% of the dividend in cash, the cash portion of the dividend payable to each stockholder who elects to receive cash will be prorated. Stockholders who do not make an election will receive 100% in common stock. The number of shares of common stock issued as a result of the dividend will be calculated based on the volume weighted average trading prices of GGP’s common stock on January 19, 20 and 21, 2011. Cash will be issued in lieu of any fractional shares. GGP expects the dividend to be taxable to its stockholders, without regard to whether a particular stockholder receives the dividend in the form of cash or common stock.

An information letter and election form will be mailed to stockholders of record promptly after December 30, 2010. The properly completed election form to receive cash or shares of common stock must be received by GGP’s transfer agent prior to 5:00 p.m. (EST) on January 21, 2011. Registered stockholders with questions regarding the dividend election may call BNY Mellon Shareowner Services, GGP’s transfer agent, at (201) 680-6578. If your shares of common stock are held through a bank, broker or nominee, and you have questions regarding the dividend election, please contact such bank, broker or nominee, who will also be responsible for distributing to you the letter and election form and submitting the election form on your behalf.

ABOUT GGP

GGP has been in the shopping center business for more than 50 years. One of the nation’s largest real estate investment trusts, GGP owns, operates and manages shopping malls in 43 states. GGP has ownership and management interests in more than 180 regional shopping malls totaling approximately 200 million square feet of retail space.  Headquartered in Chicago, Illinois, GGP has approximately 3,200 employees nationwide. GGP malls feature more than 24,000 retail stores, as well as theaters, sit-down restaurants, ice-skating rinks and other forms of family entertainment. GGP is traded on the New York Stock Exchange under the symbol GGP. For more information on GGP, go to www.GGP.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements for a number of reasons, including, but not limited to our ability to refinance, extend, restructure or repay our near and intermediate term debt, our substantial level of indebtedness, our ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, our liquidity demands and retail and economic conditions. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors that could cause actual results to differ materially from the forward-looking statements in this release. GGP disclaims any obligation to update any forward-looking statements.

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CONTACT: David Keating, vice president of corporate communications, (312) 960-6325, david.keating@ggp.com